                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of
[X]  Definitive Proxy Statement                      the Commission
                                                     Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        THE BANK OF NEW YORK COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

(LOGO)                                       One Wall Street, New York, NY 10286
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

TO THE SHAREHOLDERS OF

THE BANK OF NEW YORK COMPANY, INC.

Notice of the Annual Meeting of Shareholders of The Bank of New York Company, Inc. (the "Company").

Where: At The Bank of New York, 101 Barclay Street, New York, New York.
When: On Tuesday, May 11, 1999 10:00 a.m., local time.

To vote on the following matters:

     1. To elect fifteen directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified;

     2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent public accountants for the current fiscal year;

     3. To re-approve the performance goal standards in the 1994 Management Incentive Compensation Plan (the "1994 MICP") of the Company and to approve an amendment to the 1994 MICP;

     4. To consider a shareholder proposal relating to cumulative voting rights;

     5. To consider a shareholder proposal relating to political contributions; and

     6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 22, 1999 as the time as of which shareholders of the Company entitled to notice of and to vote at the meeting shall be determined.

It is important that your shares be represented at the Annual Meeting. Please vote by:

     - Internet;
     - telephone; or
     - completing, dating, signing and mailing the enclosed proxy card promptly in the return envelope provided, regardless of whether you plan to attend the Annual Meeting, so that your vote may be recorded.

We hope you will be able to attend.

By order of the Board of Directors,
LOGO            LOGO

Thomas A. Renyi                                 Phebe C. Miller
Chairman of the Board                         Secretary

March 31, 1999

LOGO                                         One Wall Street, New York, NY 10286
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROXY STATEMENT

This Proxy Statement is being sent to you in connection with the solicitation of proxies for the Annual Meeting of Shareholders ("Annual Meeting") by the Board of Directors of The Bank of New York Company, Inc. (the "Company").

THE ANNUAL MEETING WILL BE HELD ON MAY 11, 1999 AT THE BANK OF NEW YORK, 101 BARCLAY STREET, NEW YORK, NY, AT 10:00 A.M. LOCAL TIME.

The Board of Directors has fixed the close of business on March 22, 1999 as the Record Date. Only shareholders whose names appeared on the books of the Company at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The outstanding voting stock of the Company on the Record Date was 768,054,084 shares of Common Stock ($7.50 par value) ("Common Stock"). Each share is entitled to one vote. This number reflects the 2-for-1 common stock split declared by the Company on July 14, 1998 for holders of record on July 24, 1998. The Company's By-laws provide that the presence at the Annual Meeting of the holders of a majority of the shares of the Company entitled to vote at such meeting constitutes a quorum for the transaction of business.

A form of proxy is enclosed.

You can vote your shares by:

     1. Internet,

     2. telephone, or

     3. completing, dating, signing and mailing your proxy card.

Read the enclosed card for instructions on how to vote over the Internet or by telephone.

You have the right to revoke your proxy at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted.

Three officers of the Company have been designated as the proxies to vote shares at the Annual Meeting in accordance with the instructions on the proxy card. Each proxy submitted will be voted as directed, but if you sign and return a proxy card without giving specific voting instructions your shares will be voted for the election as directors of those nominees named in this Proxy Statement, for ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants, for the approval of the proposed amendment to the 1994 Management Incentive Compensation Plan (the "1994 MICP") of the Company and re-approval of the performance goal standards as set forth in the 1994 MICP (see Annex A) and against the shareholder proposals set forth in Items 4 and 5 of the form of proxy. We are not now aware of any other matters to be presented except for those described in this Proxy Statement. If any other matters are presented at the meeting the proxies may use their own judgment to decide how to vote your shares. Should any nominee for director named in this Proxy Statement become unable or unwilling to accept nomination or election, which is not anticipated, it is intended that the persons acting as proxies will vote for the election of such other person, if any, as the Board of Directors may recommend.

A PLURALITY OF THE VOTES CAST IS SUFFICIENT TO ELECT DIRECTORS AND A MAJORITY OF THE VOTES CAST IS SUFFICIENT TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, TO APPROVE THE AMENDMENT TO THE 1994 MICP AND RE-APPROVE THE PERFORMANCE GOAL STANDARDS AS SET FORTH IN THE 1994 MICP AND TO APPROVE THE SHAREHOLDER PROPOSALS.

FOR PURPOSES OF DETERMINING THE VOTES CAST WITH RESPECT TO ANY MATTER PRESENTED FOR CONSIDERATION AT THE ANNUAL MEETING, ONLY THOSE CAST "FOR" OR "AGAINST" ARE COUNTED. PURSUANT TO NEW YORK LAW, ABSTENTIONS, BROKER "NON-VOTES" (OR VOTES "WITHHELD" IN THE ELECTION OF DIRECTORS) WILL NOT BE COUNTED. A BROKER NON-VOTE MEANS THAT A BROKER, BANK OR OTHER NOMINEE HOLDING COMPANY SHARES HAS NOT RECEIVED VOTING INSTRUCTIONS FROM THE SHAREHOLDER WITHIN TEN DAYS OF THE MEETING AND THE BROKER, BANK OR NOMINEE CANNOT VOTE THE SHARES. NEW YORK STOCK EXCHANGE ("NYSE") RULES ALLOW BROKERS, BANKS AND OTHER NOMINEES TO VOTE SHARES HELD BY THEM ON MATTERS THAT THE NYSE DETERMINES TO BE ROUTINE, EVEN THOUGH THE BROKER, BANK OR NOMINEE HAS NOT RECEIVED INSTRUCTIONS FROM THE SHAREHOLDER.

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about March 31, 1999.

The cost of soliciting the proxies to which this Proxy Statement relates will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person or by telephone, fax or e-mail by officers and regular employees of the Company and its subsidiaries who will not be specifically compensated therefor. The Company has engaged Morrow & Co. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses. The Company will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

The Company is a bank holding company whose principal subsidiary is The Bank of New York (the "Bank"). The Company and the Bank are incorporated under the laws of the State of New York. The interests of shareholders are represented by the Board of Directors, which oversees the business and management of the Company. Information concerning the members of the Board of Directors who are standing for reelection is set forth below under the caption "Nominees for Election as Directors." This solicitation of proxies is intended to give all shareholders a chance to vote for the persons who are to be their representatives in the governance of the Company.

In accordance with New York law, the Company's By-laws set forth the Board's responsibilities and establish various corporate authorizations. The By-laws also deal with the organization of the Board, which is described below. The Board has the power to amend the By-laws.

Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. Messrs. Ralph E. Gomory,
H. Barclay Morley and Harold E. Sells are retiring from the Board and will not stand for reelection.

During 1998, the Board of Directors of the Company met a total of 14 times. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director served during 1998, except Mr. Malone who attended 22 of 34 Board and committee meetings. The Board of the Bank, which during 1998 included all the members of the Board of Directors of the Company, held a regular meeting each month.

The Board of Directors of the Company has appointed several committees which have responsibility for particular corporate matters. There follows a description of each committee and its functions, including certain information concerning the directors standing for reelection who serve on such committees.

The Board of Directors of the Company has a Nominating Committee whose members during 1998 were Messrs. Chaney (Chairman), Kogan, Malone and Morley. The Nominating Committee is willing to consider nominations for future election to the Board, and shareholders may submit in writing the names and qualifications of proposed nominees to the Secretary of the Company. The Nominating Committee met two times during 1998.

The Board of Directors of the Company has an Executive Committee whose members during 1998 were Messrs. Renyi (Chairman), Bacot, Barth, Chaney, Gomory, Griffith, Hassell, Luke, Miller, Papageorge and Ms. Rein. The Executive Committee has the full authority of the Company's Board of Directors, except for limitations relating to major corporate matters. The Executive Committee met once in 1998.

The Board of Directors of the Company annually appoints an Audit Committee, comprising directors who are not officers of the Company, to consider relevant accounting matters arising in such year. Messrs. Gomory (Chairman), Bacot, Barth, Chaney, Luke, Miller, Richardson, Sells and Ms. Rein served on the Audit Committee during 1998. The duties of the Audit Committee include reviewing examinations made by the regulatory authorities, reviewing and approving the program of the internal auditor, recommending to the Board of Directors the selection of independent public accountants, reviewing audited financial statements presented to shareholders and the soundness of internal accounting controls, and reporting its findings to the Board of Directors. The Audit Committee met five times in 1998.

The Board of Directors of the Company has a Compensation and Organization Committee, comprising directors who are not officers of the Company, whose members during 1998 were Messrs. Kogan (Chairman), Biondi, Chaney, Malone, Miller, Morley and Sells. The Compensation and Organization Committee is responsible for matters of executive compensation and administration of the Company's incentive compensation plans. The Compensation and Organization Committee met six times during 1998.

The Board of Directors of the Company has a Pension Committee whose duties are to ascertain that the retirement plans of the Company are in compliance with the Employee Retirement Income Security Act of 1974, to review the investments in the trust funds of the plans and to report to the Board on these matters. Messrs. Barth (Chairman), Bacot, Luke, Morley and Ms. Rein served on the Pension Committee during 1998. The Pension Committee met two times during 1998.

During 1998, each director who was not an officer of the Company or its subsidiaries received an annual retainer of $30,000 and 2,400 shares of Common Stock as adjusted for the 2 for 1 stock split effective August 13, 1998. In addition, each director who was not an officer of the Company or its subsidiaries received a fee of $1,800 for each meeting of the Board and of any committee which the director attended. The Chairman of the Audit Committee received an additional annual retainer fee of $7,000, the Chairman of the Compensation and Organization Committee received an additional annual retainer fee of $5,000 and the Chairmen of the other Committees of the Board each received an additional annual retainer fee of $3,000. A director who serves on the Boards of both the Company and the Bank receives only one retainer. If the Boards of the Company and the Bank meet on the same day, only one fee is paid for attendance at both meetings.

Officers of the Company and its subsidiaries do not receive any compensation for service on the Boards of the Company or its subsidiaries, or the committees thereof.

Under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. (the "Directors' Deferred Compensation Plan"), each director who is not an officer of the Company or any of its subsidiaries may elect to defer payment of the director's retainer and meeting fees. In accordance with the director's election, pursuant to the terms of the Directors' Deferred Compensation Plan, deferred retainer and meeting fees are allocated to accounts on the Company's books corresponding to the investment funds under the Company's profit-sharing plan; the accounts are adjusted to reflect the investment performance of such funds. All payments are made in cash, except that payment is made in shares of Common Stock with respect to amounts allocated to the Common Stock fund. The Directors' Deferred Compensation Plan contains provisions for the payment of each director's account balance upon such director's termination following a change of control (as defined in the Directors' Deferred Compensation Plan). The Directors' Deferred Compensation Plan is not funded and payments are made from the Company's general assets.

The Bank of New York Company, Inc. Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") provides retirement benefits to a director who retires from the Board after attaining age 60 or becoming disabled, and serving for at least five years, provided the director is not an employee or former employee entitled to retirement benefits under a retirement plan of the Company or its subsidiaries for services as an employee. The amount of the retirement benefit is equal to 50% of the director's annual cash retainer, increased by 10% for each additional year of service in excess of five years of service and subject to a maximum benefit of 100% of such retainer. If the director retires from the Board after attaining age 70, the retirement benefit is paid for the director's life; otherwise, it is paid for a number of years equal to the director's years of service on the Board (but in no event after the death of the director).

On February 9, 1999, the Board of Directors voted to amend the Directors' Retirement Plan to eliminate eligibility for retirement benefits for any director initially elected to the Board after May 11, 1999 and to modify the retirement benefits for current directors. These changes reflect a more contemporary approach to director compensation and align directors' interests more closely with those of other shareholders.

Current directors will no longer accrue any benefits under the Directors' Retirement Plan for Board service after May 11, 1999.

Directors serving on the Board on May 11, 1999 will only be entitled to benefits under the Directors' Retirement Plan if, on or before May 11, 1999, they have:

- reached age 70 and have served as a director for at least five years. These directors will receive an annual payment, upon retirement, for life.

or

- served as a director for at least 5 years and have not reached age 70. These directors will receive an annual payment, upon retirement after age 60, continuing for the number of years equal to the director's years of service on the Board completed before May 11, 1999. In no event will such payments continue after the director's death.

In either case the annual cash payment will be $30,000.

Directors who have served for less than five years as of May 11, 1999 will not receive any benefits under the Directors' Retirement Plan.

The Directors' Retirement Plan contains provisions for the payment of each director's accrued benefit upon such director's termination following a Change of Control (as defined in the Directors' Retirement Plan).

The Directors' Retirement Plan is not funded and payments are made from the Company's general assets.

ELECTION OF DIRECTORS

Unless contrary instructions are given, the persons designated as proxies intend to vote on behalf of shareholders for the election of the nominees listed in the following pages. If any nominee shall unexpectedly become unable or unwilling to accept nomination or election, the persons designated as proxies intend to vote on behalf of shareholders for the election of such other person, if any, as the Board of Directors may recommend. The directors elected will hold office until the next annual meeting and until their successors have been elected and qualified.

NOMINEES FOR ELECTION AS DIRECTORS

The following pages show each nominee for election as a director, his or her age, his or her principal occupation during the past five years, certain other directorships and trusteeships held, the year in which he or she became a director, and his or her holdings of Common Stock as of March 22, 1999.

All nominees who are presently serving as directors were elected to their present term of office by the shareholders with the exception of Messrs. Hassell, Richardson and Roberts who were elected by the Boards of Directors of the Company and the Bank.

The following information has been furnished by the nominees.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     (BACOT PHOTO)        Retired; Formerly Chairman and Chief Executive Officer of
       J. CARTER          The Bank of New York Company, Inc. and Chairman of The Bank
         BACOT            of New York
          1975
     COMMON SHARES:       Chairman of The Bank of New York Company, Inc. from 1982 to
       2,174,966          February, 1998 and Chief Executive Officer from 1982 through
                          June, 1997. Chairman of The Bank of New York from 1982 to
                          February, 1998 and Chief Executive Officer from 1982 through
                          1995. Director of Associates First Capital Corp., The Bank
                          of New York, Centennial Insurance Company, Phoenix Home Life
                          Mutual Insurance Company, Time Warner, Inc., Venator
                          Corporation, The Philharmonic-Symphony Society of New York,
                          Inc. and the Josiah Macy, Jr. Foundation. Trustee of
                          Atlantic Mutual Insurance Company. Life Trustee and Chairman
                          Emeritus of Hamilton College. Vice Chairman and Director of
                          United Way of New York City. Member of Council on Foreign
                          Relations and Economic Club of New York. Age 66.
     (BARTH PHOTO)        Retired; Formerly Chairman and Chief Executive Officer of
     RICHARD BARTH        Ciba-Geigy Corporation
          1989
     COMMON SHARES:       Chairman of Ciba-Geigy Corporation from July, 1990 to
         34,498           December, 1996; President and Chief Executive Officer of
                          Ciba-Geigy Corporation from 1986 to April, 1996. Director of
                          The Bank of New York, Bowater Incorporated, Imclone Systems
                          Incorporated and Novartis Corporation (successor to
                          Ciba-Geigy Corporation). Chairman of the Board of Trustees
                          of New York Medical College. Member of the American, New
                          York and New Jersey Bar Associations. Age 67.
     (BIONDI PHOTO)       Chairman; Biondi, Reiss Capital Management LLC
        FRANK J.
      BIONDI, JR.         Chairman of Biondi, Reiss Capital Management LLC from March
          1995            1999 to present. Chairman and Chief Executive Officer of
     COMMON SHARES:       Universal Studios from 1996 through 1998. President and
         10,258           Chief Executive Officer of Viacom, Inc. from 1987 to January
                          1996. President and Chief Executive Officer of Viacom
                          International, Inc. from 1987 to January 1996. Director of
                          The Bank of New York, General Internet d/b/a The Mining
                          Company, Vail Resorts, Inc., Leake and Watts Services and
                          the Museum of Television & Radio. Trustee of Princeton
                          University and Claremont Graduate University. Age 54.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     (CHANEY PHOTO)       Chairman of Tiffany & Co., international designers,
       WILLIAM R.         manufacturers and distributors of jewelry and fine goods
         CHANEY
          1989            Chairman of Tiffany & Co. from 1984 to present and Chief
     COMMON SHARES:       Executive Officer from 1984 to February 1999. Director of
         24,000           The Bank of New York, Tiffany & Co., The Tinker Foundation
                          Inc. and Provident Holdings, Inc. Trustee of Atlantic Mutual
                          Insurance Companies. Chairman of the Fifth Avenue
                          Association. Age 66.
    (GRIFFITH PHOTO)      Vice Chairman of The Bank of New York Company, Inc. and of
        ALAN R.           The Bank of
        GRIFFITH          New York
          1990
     COMMON SHARES:       Vice Chairman of The Bank of New York Company, Inc. and of
        606,936           The Bank of New York since December 1994. Senior Executive
                          Vice President of The Bank of New York Company, Inc. and
                          President and Chief Operating Officer of The Bank of New
                          York from June, 1990 to December, 1994. Director of The Bank of New York and Downtown-Lower Manhattan Association.
                          Trustee of Lafayette College, The ALS Association, The
                          Chesapeake Bay Foundation and the U.S. Council for
                          International Business. Member of the Bankers Roundtable.
                          Age 57.
    (Hassell Photo)       President of The Bank of New York Company, Inc. and The Bank
       GERALD L.          of New York
        HASSELL
          1998            President of The Bank of New York Company, Inc. and The Bank
     COMMON SHARES:       of New York since September, 1998. Senior Executive Vice
        394,798           President of The Bank of New York Company, Inc. from August,
                          1998, and Senior Executive Vice President and Chief
                          Commercial Banking Officer of The Bank of New York from
                          December, 1994 to September, 1998. Executive Vice President
                          of The Bank of New York from June, 1990 to December, 1994.
                          Director of The Bank of New York. Trustee of Big
                          Brothers/Big Sisters of New York City and Junior
                          Achievement. Member of the Bankers Roundtable. Age 47.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     (Kogan photo)        Chairman and Chief Executive Officer of Schering-Plough
       RICHARD J.         Corporation, manufacturer of pharmaceutical and consumer
         KOGAN            products
          1996
     COMMON SHARES:       Chairman of Schering-Plough Corporation from November 1998
         7,200            to present and Chief Executive Officer since January 1996.
                          President from 1986 to November 1998 and Chief Operating
                          Officer from 1986 to 1995. Director of The Bank of New York,
                          Colgate-Palmolive Company and Schering-Plough Corporation.
                          Member of the Board of Trustees of New York University, The
                          Business Roundtable, and the Council on Foreign Relations.
                          Age 57.
      (Luke Photo)        Chairman, President and Chief Executive Officer of Westvaco
        JOHN A.           Corporation, manufacturer of paper, packaging and specialty
       LUKE, JR.          chemicals
          1996
     COMMON SHARES:       Chairman, President and Chief Executive Officer of Westvaco
         6,800            Corporation since 1996. President and Chief Executive
                          Officer since 1992. Director of Arkwright Mutual Insurance
                          Co., The Bank of New York, Westvaco Corporation, American
                          Forest and Paper Association, The Americas Society, Inc. and
                          United Negro College Fund. Trustee of Lawrence University,
                          and The Tinker Foundation Inc. Age 50.
     (Malone Photo)       Chairman of Liberty Media Corp., producer and distributor of
        JOHN C.           entertainment, sports, informational programming and
         MALONE           electronic retailing services
          1986
     COMMON SHARES:       Chairman of Liberty Media Corp. from October 1990 to
         30,000           present. Chairman of Tele-Communications, Inc. from November
                          1996 and Chief Executive Officer from January 1994 to March
                          1999. President from March 1973 through March 1997. Director of @ Home Corporation, AT&T, The Bank of New York, Black
                          Entertainment Television, CableLabs, CATO Institute,
                          Discovery Communications, Inc., Tele-Communications, Inc.,
                          Tele-Communications International, Inc. and USA Networks,
                          Inc. Age 58.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     (Miller Photo)       Chief Executive Officer and Publisher of Our World News, LLC
       DONALD L.
         MILLER           Chief Executive Officer and Publisher of Our World News, LLC
          1977            since November, 1995. Vice President-Employee Relations, Dow
     COMMON SHARES:       Jones and Company, Inc. from 1986 to 1995. Director of The
         69,134           Bank of New York, Schering-Plough Corporation, The Jackie
                          Robinson Foundation and Associated Black Charities. Trustee
                          of Pace University. Age 67.
   (Papageorge Photo)     Senior Executive Vice President of The Bank of New York
        DENO D.           Company, Inc. and The Bank of New York
       PAPAGEORGE
          1997            Chief Financial Officer of The Bank of New York from 1981 to
     COMMON SHARES:       May 1997 and Senior Executive Vice President since 1982.
        596,236           Senior Executive Vice President of The Bank of New York
                          Company, Inc. since 1988. Director of The Bank of New York.
                          Member of The Bankers Roundtable, Institute of Chartered
                          Accountants of Manitoba and New York Clearing House CHIPCo
                          Board. Age 60.
      (Rein Photo)        President and Chief Executive Officer of Metropolitan
      CATHERINE A.        Property and Casualty Insurance Company, insurance services
          REIN
          1981            President and Chief Executive Officer of Metropolitan
     COMMON SHARES:       Property and Casualty Insurance Company since March 1999.
         44,474           Senior Executive Vice President-Business Services Group and
                          Corporate Development and Services of Metropolitan Life
                          Insurance Company from February 1998 to March 1999.
                          Executive Vice President-Corporate Development and Services
                          from 1989 to January 1998. Director of Corning Incorporated,
                          The Bank of New York, General Public Utilities Corp., New
                          England Financial, Inc. and Inroads/New York City, Inc.
                          Trustee Emeritus of the National Urban League and Trustee of
                          the New York University Law Center Foundation. Age 55.

        NOMINEE,
YEAR ELECTED A DIRECTOR                       PRINCIPAL OCCUPATION
AND SECURITIES OWNED(1)                      AND OTHER INFORMATION
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     (RENYI PHOTO)        Chairman and Chief Executive Officer of The Bank of New York
       THOMAS A.          Company, Inc. and The Bank of New York
         RENYI
          1992            Chairman of The Bank of New York Company, Inc. and The Bank
     COMMON SHARES:       of New York since February 1998. Chief Executive Officer of
        611,820           The Bank of New York Company, Inc. since July 1997.
                          President of The Bank of New York Company, Inc. from March
                          1992 to September, 1998. Chief Executive Officer of The Bank
                          of New York since January 1996 and President from December,
                          1994 to September, 1998. Chief Operating Officer of The Bank
                          of New York from December, 1994 to January, 1996. Vice
                          Chairman of The Bank of New York from 1992 to 1994. Director of The Bank of New York. Director and Vice Chairman of New
                          York Bankers Association. Member of the Board of Governors
                          of Rutgers, The State University. Member of the Board of
                          Managers, The New York Botanical Garden. Member of the
                          Bankers Roundtable. Age 53.
   (RICHARDSON PHOTO)     President and Chief Executive Officer of W. K. Kellogg
       WILLIAM C.         Foundation, a private foundation
       RICHARDSON
          1998            President and Chief Executive Officer of W. K. Kellogg
     COMMON SHARES:       Foundation since August 1995. President and Professor of
         1,200            Health Policy and Management, Johns Hopkins University from
                          1990 to 1995. Director of The Bank of New York, Kellogg
                          Company and CSX Corporation. Trustee of Council of Michigan
                          Foundations and Trustee and Vice Chairman of the Council on
                          Foundations. Age 58.
    (ROBERTS PHOTO)       President of Comcast Corporation, developer, manager and
        BRIAN L.          operator of broadband cable networks and provider of content
        ROBERTS
          1999            President of Comcast Corporation from 1990 to present.
     COMMON SHARES:       Director of The Bank of New York, Comcast Corporation,
         2,000            Comcast Cable Communications, Inc., Comcast Cellular
                          Corporation and @ Home Corporation. Age 39.

--------------------------------------------------------------------------------
(1) Includes shares held individually or jointly with others or by a family trust, or in the name of a bank, broker or nominee for the individual's account.

                        SECURITY OWNERSHIP BY MANAGEMENT

The following table indicates the beneficial ownership of the Company's Common Stock as of March 22, 1999, by (1) each of the directors (including all nominees for reelection), (2) the chief executive officer and the other four most highly compensated executive officers and (3) all directors and executive officers of the Company as a group, based upon information supplied by each of the directors and officers. No director or officer currently holds any shares of the Company's Preferred Stock.

                                    SHARES OF      SHARES THAT MAY BE
                                   COMMON STOCK      ACQUIRED WITHIN                    PERCENT OF
                                   BENEFICIALLY        60 DAYS BY                         COMMON
    NAME OF BENEFICIAL OWNER          OWNED        EXERCISE OF OPTIONS      TOTAL        STOCK(1)
    ------------------------       ------------    -------------------    ----------    ----------
J. Carter Bacot..................   2,174,966           1,166,556          3,341,522
Richard Barth....................      34,498                                 34,498
Frank J. Biondi, Jr..............      10,258                                 10,258
William R. Chaney................      24,000                                 24,000
Ralph E. Gomory..................      98,400                                 98,400
Alan R. Griffith.................     606,936           1,025,089          1,632,025
Gerald L. Hassell................     394,798             579,318            974,116
Richard J. Kogan.................       7,200                                  7,200
John A. Luke, Jr.................       6,800                                  6,800
John C. Malone...................      30,000                                 30,000
Donald L. Miller.................      69,134                                 69,134
H. Barclay Morley................      82,271                                 82,271
Deno D. Papageorge...............     596,236           1,309,460          1,905,696
Catherine A. Rein................      44,474                                 44,474
Thomas A. Renyi..................     611,820           1,720,889          2,332,709
William C. Richardson............       1,200                                  1,200
Brian L. Roberts.................       2,000                                  2,000
Harold E. Sells..................      34,000                                 34,000
Bruce W. Van Saun................      86,688              32,013            118,701
All Directors and Executive
  Officers of the Company, as a
  Group (a total of 22 persons,
  including those named above)...   5,063,817           5,986,478         11,050,295        1.44%

---------------
(1) All percentages are less than 1% of the Company's outstanding shares of Common Stock except as indicated.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following tables present information concerning compensation for the chief executive officer and the four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                           ------------------------------------------------   ------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                              -----------------------   ----------
                                                                                           SECURITIES
        NAME AND                                                 OTHER        RESTRICTED   UNDERLYING
        PRINCIPAL                                               ANNUAL          STOCK       OPTIONS        LTIP
        POSITION           YEAR   SALARY($)   BONUS(1)($)   COMPENSATION($)   AWARDS($)     SARS(#)     PAYOUTS($)
        ---------          ----   ---------   -----------   ---------------   ----------   ----------   ----------
(A)                        (B)       (C)          (D)             (E)            (F)          (G)          (H)
Thomas A. Renyi(3).......  1998   $850,385    $6,530,000          --                  --    500,000        --
 Chairman and Chief        1997    752,308     4,768,750          --                  --    400,000        --
 Executive Officer         1996    650,000     2,520,000          --                  --    280,000        --
------------------------------------------------------------------------------------------------------------------
Gerald L. Hassell(4).....  1998    416,923     2,721,125          --                  --    120,000        --
 President                 1997    390,000     2,067,578          --                  --    120,000        --
                           1996    320,000     1,115,625          --                  --    120,000        --
------------------------------------------------------------------------------------------------------------------
Alan R. Griffith.........  1998    482,308     3,135,000          --                  --    140,000        --
 Vice Chairman             1997    467,308     2,409,375          --                  --    140,000        --
                           1996    417,692     1,428,750          --                  --    140,000        --
------------------------------------------------------------------------------------------------------------------
Deno D. Papageorge.......  1998    607,308     3,762,000          --                  --    160,000        --
 Senior Executive          1997    560,769     2,891,250          --                  --    160,000        --
 Vice President            1996    536,923     1,702,500          --                  --    160,000        --
------------------------------------------------------------------------------------------------------------------
Bruce W. Van Saun(5).....  1998    365,385       560,000          --          $  549,376(6)   50,000       --
 Senior Executive Vice     1997    226,154       525,000          --           1,137,938     30,000        --
 President and Chief       1996         --            --          --                  --         --        --
 Financial Officer


        NAME AND
        PRINCIPAL              ALL OTHER
        POSITION           COMPENSATION(2)($)
        ---------          ------------------
(A)                               (I)
Thomas A. Renyi(3).......       $166,150
 Chairman and Chief              111,713
 Executive Officer               103,390
----------------------------------------------------------------
Gerald L. Hassell(4).....         74,537
 President                        58,113
                                  50,900
-----------------------------------------------------------------------------------
Alan R. Griffith.........         97,438
 Vice Chairman                    69,663
                                  66,439
------------------------------------------------------------------------------------------------------
Deno D. Papageorge.......        147,360
 Senior Executive                 83,595
 Vice President                   85,404
------------------------------------------------------------------------------------------------------------------
Bruce W. Van Saun(5).....         61,837
 Senior Executive Vice            31,904
 President and Chief                  --
 Financial Officer

---------------
(1) The bonus amounts for 1998 consist of cash bonuses of $1,700,000, 608,000, 720,000, 864,000 and 560,000 awarded to Messrs. Renyi, Hassell, Griffith, Papageorge and Van Saun respectively, and the value on December 31, 1998, of performance share awards made under the Company's 1993 Long-Term Incentive Plan, the vesting of which was based on 1998 performance. The number of shares which vested and the value thereof on December 31, 1998, for the following Named Executive Officers are shown below.

                                                                            VALUE AS OF
                                                                            DECEMBER 31,
                                                        SHARES VESTED ON      1998 OF
                                                          DECEMBER 31,     SHARES VESTED
                                                        1998 PURSUANT TO    PURSUANT TO
                                                         AWARDS MADE IN    AWARDS MADE IN
                                                          JANUARY 1997      JANUARY 1997
                                                        ----------------   --------------
Renyi.................................................      120,000          $4,830,000
Hassell...............................................       52,500           2,113,125
Griffith..............................................       60,000           2,415,000
Papageorge............................................       72,000           2,898,000

(2) The items included under column (i) for 1998 consist of the following: (1) annual Company contributions on behalf of the named employees under the Company's profit-sharing plan, amounting to $127,558, $62,539, $72,346, $91,096 and $54,808 for Messrs. Renyi, Hassell, Griffith, Papageorge and Van Saun respectively, (2) annual allocations under the Company's employee stock ownership plan for the accounts of Messrs. Renyi, Hassell, Griffith, Papageorge and Van Saun of $4,370, $2,142, $2,478, $3,121 and $1,255
    respectively, and (3) the values of split-dollar life insurance arrangements in the amount of $34,222, $9,856, $22,614, $53,143 and $5,774 for Messrs.
    Renyi, Hassell, Griffith, Papageorge and Van Saun respectively.

(3) Mr. Renyi was President and Chief Executive Officer of the Company through February 6, 1998, Chairman, President and Chief Executive Officer of the Company through September 7, 1998 and effective September 8, 1998 is Chairman and Chief Executive Officer of the Company.

(4) Mr. Hassell was Senior Executive Vice President of the Company from August 1, 1998 through September 7, 1998 and effective September 8, 1998 is President of the Company.

(5) Mr. Van Saun was Executive Vice President and Chief Financial Officer of the Company from August 1, 1998 through September 7, 1998 and effective September 8, 1998 is Senior Executive Vice President and Chief Financial Officer of the Company.

(6) As of December 31, 1998, Mr. Van Saun has 46,000 restricted shares outstanding with an aggregate market value of $1,851,500.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS(1)

                                      INDIVIDUAL GRANTS(1)
                       ---------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF      % OF TOTAL                               ASSUMED ANNUAL RATES OF
                        SECURITIES    OPTIONS/SARS   EXERCISE                 STOCK PRICE APPRECIATION FOR
                        UNDERLYING     GRANTED TO    OR BASE                     10-YEAR OPTION TERM(2)
                       OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   ------------------------------
        NAME            GRANTED(#)    FISCAL YEAR     ($/SH)       DATE          5%($)           10%($)
        ----           ------------   ------------   --------   ----------   -------------   --------------
(A)                        (B)            (C)          (D)         (E)            (F)             (G)
Renyi................    500,000          5.4        $27.4688    1/13/08      $8,637,490      $21,889,096
Hassell..............    120,000          1.3         27.4688    1/13/08       2,072,998        5,253,383
Griffith.............    140,000          1.5         27.4688    1/13/08       2,418,497        6,128,947
Papageorge...........    160,000          1.7         27.4688    1/13/08       2,763,997        7,004,511
Van Saun.............     50,000           .5         27.4688    1/13/08         863,749        2,188,910

---------------
(1) All options were granted on January 13, 1998. For each Named Executive Officer, 3,640 of the indicated options are incentive stock options and become exercisable on January 13, 2002; the balance of the options are non-qualified stock options and become exercisable one-third per year over three years from the grant date.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                           NUMBER OF
                                                          SECURITIES
                                                          UNDERLYING
                                                          UNEXERCISED       VALUE OF UNEXERCISED
                                                         OPTIONS/SARS      IN-THE-MONEY OPTIONS/
                                                         AT FY-END(#)        SARS AT FY-END($)
                             SHARES                    -----------------   ----------------------
                           ACQUIRED ON      VALUE        EXERCISABLE/           EXERCISABLE/
NAME                       EXERCISE(#)   REALIZED($)     UNEXERCISABLE         UNEXERCISABLE
----                       -----------   -----------   -----------------   ----------------------
(A)                            (B)           (C)              (D)                   (E)
Renyi....................    106,280     $2,770,420    1,577,616/528,104   $48,205,431/$7,221,817
Hassell..................     40,472      1,037,461      593,896/148,104    18,336,578/ 2,364,961
Griffith.................    131,184      3,402,009      966,192/168,104    31,014,756/ 2,620,585
Papageorge...............     72,000      1,908,173    1,323,896/188,104    43,065,992/ 2,876,209
Van Saun.................          0              0       16,560/ 63,440         297,045/ 880,140

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR
1998

PRINCIPLES AND PROGRAM

The Company's executive compensation program is a pay for performance program. It is designed to:

          - motivate executives to enhance shareholder value with compensation plans that tie reward to Company performance; and,

          - target executive compensation at a level to ensure the Company's ability to attract and retain superior executives.

The Compensation and Organization Committee of the Board of Directors, which is composed entirely of outside directors, has the responsibility for the design, implementation and administration of the Company's executive compensation program.

To meet the above objectives, the program, which has both cash and equity elements, consists of base salary, an annual cash incentive bonus, share grants and stock options. In determining executive compensation, the Compensation and Organization Committee evaluates both the total compensation package and its individual elements. As part of its review, the Committee periodically considers compensation data concerning the Company's key competitors developed by independent compensation consultants. Key competitors include banks in the peer group used for the five-year comparison of total shareholder return. The Committee also considers Company performance, individual performance and the relative compensation levels of other executive officers. It is expected that total compensation will vary annually based on Company and individual performance. The Compensation and Organization Committee and the management of the Company believe that compensation should be based on both short-term and long-term measurements and be directly and visibly tied to Company performance, thus introducing substantial risk in the payout levels.

In evaluating the Company's 1998 financial performance, the Compensation and Organization Committee considered a variety of factors. Most noteworthy was 1998 being the seventh consecutive year of record results. Net income was $1,192 million, the highest in the Company's history, and an 8% increase over the $1,104 million reported in 1997. Earnings per diluted common share were a record $1.53, 13% higher than the $1.36 in 1997. The Company also achieved a record level of return on average common equity. ROE was 24.25% in 1998 compared with 22.13% in 1997. The Company's 1998 performance also reflected strong growth in fee income and continued tight control of operating expenses. The result was an efficiency ratio of 50.5%, once again among the best of any major bank in the United States. Capital levels remained strong and well in excess of the regulatory minimums for a "well-capitalized" bank. The Company's quarterly common stock dividend was raised by 8% on July 14, 1998 to a record annual level of $.56 per share. The price of a common share of stock rose 39.2% from the end of 1997 to year-end 1998 outperforming the Dow Jones Industrial Average and the Standard & Poor's 500, Money Center Bank and Regional Bank indexes.

Following is a description of the elements of executive compensation and a review of Mr. Renyi's compensation levels for 1998, as they relate to the Company's performance:

BASE SALARY

Base salary levels for executive officers are determined by the Compensation and Organization Committee of The Bank of New York (the "Bank"), which comprises the same members as the Compensation and Organization Committee of the Company. The Compensation and Organization Committee assesses a number of factors in fixing the base salary of the executive officers (including the five most highly compensated) such as the level of responsibility of the particular position, the individual's performance, the Company's overall financial performance, and the business and inflationary climate. In considering base salary levels, the Compensation and Organization Committee considers all of these factors without giving specific weight to any one factor.

Base salary levels of executive officers are reviewed every quarter by the Compensation and Organization Committee; individual increases generally occur every two years, but are occasionally awarded more frequently in exceptional cases, as when an individual is promoted to a new position with greater responsibility. Because of the substantial risk in the payout levels of the long-term incentive plan, the Compensation and Organization Committee believes that base salary levels for the named executives should be at or above median for the peer group; an independent compensation consultant periodically reviews the competitiveness of executive salaries. Mr. Renyi's base salary was increased from $800,000 to $850,000 in 1998 in recognition of his promotion to Chairman and Chief Executive Officer of the Company.

Performance evaluations of other executive officers are reviewed with the Compensation and Organization Committee by the Chief Executive Officer. To ensure that compensation policy for the top executive officers is consistent with overall Company financial performance and executive compensation strategies, the Compensation and Organization Committee reviews the compensation awarded to approximately 50 of the Bank's most highly compensated executives.

ANNUAL CASH INCENTIVES

The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers based on a subjective evaluation of their individual contribution to Company financial performance for the year. Cash incentives to the executive officers named in the Summary Compensation Table are determined based on performance against pre-established corporate goals. If performance goals are not met, awards are scaled down against target, or eliminated. Heads of major business units and other key officers are eligible for incentive payments. Incentive awards are made after each year's results are known pursuant to the 1994 Management Incentive Compensation Plan (the "1994 MICP"), under which aggregate awards generally may not exceed 10% of the amount by which net income exceeds 7% of average shareholders' equity for the plan year. Upon recommendation of the Compensation and Organization Committee, Board approval is required for executive officer incentive payments.

In the case of Mr. Renyi, his bonus for 1998 was determined pursuant to goals that were established at the beginning of 1998. Net income was the performance basis for the award and the results indicated that his payout would be at the maximum, 200% of base salary.

SHARE GRANTS

The Compensation and Organization Committee strongly endorses the use of performance shares as an important component of long-term incentive compensation for the most senior management of the Company. Performance share earnouts fluctuate based on Company results against pre-established goals over designated performance periods.

Restricted share grants are made to other executive officers. Restricted shares vest over time without regard to performance goals but provide an incentive to recipients to remain employed with the Company and to contribute to overall Company performance and the enhancement of shareholder value.

In 1997, performance share grants were made covering performance for calendar years 1997, 1998 and 1999. Performance shares granted in 1997 that were to earn out based on 1998 performance earned out at 150% of granted shares because 1998 performance exceeded pre-established goals. Mr. Renyi earned 120,000 shares based on a grant of 80,000 shares. The value of these shares is included in the Bonus column of the Summary Compensation Table, and related footnote.

STOCK OPTION GRANTS

Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's Common Stock. Given the fluctuations of the stock market, there is not always a direct correlation between stock price performance and financial performance. The Compensation and Organization Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options currently held by an officer is not a factor in determining individual grants, and the Compensation and Organization Committee has not established any target level of ownership of Company Common Stock by the Company's officers. However, retention of shares of Company stock by officers is encouraged.

Stock option grants were made pursuant to the 1993 Long-Term Incentive Plan (the "1993 LTIP"). During 1998, approximately 1000 key officers received stock option grants including all executive officers. The number of option shares granted is based on a subjective evaluation of an individual's contribution to Company financial performance and his/her position and salary level in the Company. Stock options are issued annually at an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. Vesting terms for stock options are shown in the footnotes to the Option/SAR Grants in the Last Fiscal Year table on page 11; the term of the options is ten years from the grant date.

An outside consultant used by the Compensation and Organization Committee periodically reviews the value of long-term incentive grants (which includes stock options and performance shares) awarded by competitors to their senior management. The next review will occur in 1999. Mr. Renyi was awarded 500,000 option shares during 1998 in recognition of his promotion to Chairman and Chief Executive Officer.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will not be able to take tax deductions for employee remuneration to the named executives to the extent such remuneration exceeds $1 million and is not based on performance as defined in Section 162(m) of the Code. The Company has modified its incentive compensation plans, has obtained and will continue to seek the necessary shareholder approvals and has established the requisite performance measurements to insure that compensation paid under those plans will be deductible. In order to maintain the desired degree of management flexibility to award compensation based upon individual performance, compensation which does not qualify for the deduction may also be paid.

                                          By:  The Compensation and
                                             Organization Committee,
                                             December 31, 1998

                                             Frank J. Biondi Jr.
                                             William R. Chaney
                                             Richard J. Kogan
                                             John C. Malone
                                             Donald L. Miller
                                             H. Barclay Morley
                                             Harold E. Sells

                       THE BANK OF NEW YORK COMPANY, INC.

               COMPARISONS OF FIVE-YEAR TOTAL SHAREHOLDER RETURN

                               (COMPARISON CHART)

Value of assumed $100 investment on December 31, 1993 in The Bank of New York Company, Inc. Common Stock, in the Standard & Poor's 500 Stock Index or in the Peer Company Group Index. Dividends are reinvested.

PEER COMPANY GROUP

                            BankAmerica Corporation
                       Bankers Trust New York Corporation
                            Banc One Corporation(5)
                       The Chase Manhattan Corporation(2)
                        Chemical Banking Corporation(2)
                                  Citigroup(4)
                        First Chicago NBD Bancorp(1)(5)
                          First Interstate Bancorp(3)
                        J.P. Morgan and Co. Incorporated
                            Wells Fargo and Company

(1) Reflects the Merger of First Chicago Corporation with NBD Bancorp effective 12/1/95. The 1995 performance for this stock was calculated based on returns accruing to holders of the common stock of First Chicago Corporation as of January 1, 1995.

(2) Chemical Banking Corporation acquired The Chase Manhattan Corporation and changed its name to The Chase Manhattan Corporation effective 4/1/96. 1996 performance for The Chase Manhattan Corporation (new) reflects returns accruing to holders of the common stock of Chemical Banking Corporation as of January 1, 1996. 1996 performance for the Chase Manhattan Corporation
    (old) reflects returns accruing to holders of the common stock of The Chase Manhattan Corporation as of January 1, 1996.

(3) First Interstate Bancorp was acquired by Wells Fargo and Company effective 4/1/96. 1996 performance calculations for First Interstate Bancorp reflect returns accruing to holders of First Interstate Bancorp common stock as of January 1, 1996.

(4) Citicorp merged with Travelers Group and changed its name to Citigroup effective 10/08/98. 1998 performance calculations for Citicorp reflect returns accruing to holders of Citicorp common stock as of January 1, 1998.

(5) First Chicago NBD Bancorp was acquired by Banc One effective 10/01/98. 1998 performance for this stock was calculated based on returns accruing to holders of the common stock of First Chicago NBD Bancorp common stock as of January 1, 1998.

EMPLOYMENT AGREEMENTS AND RELATED MATTERS. The executive officers named in the Summary Compensation Table on page 11 of this Proxy Statement are currently parties to the agreements described below.

EMPLOYMENT AGREEMENT. The agreement for Mr. Papageorge (the "Agreement") generally provides that in the event that, within two years after a Change in Control (as defined below) of the Company, such executive officer either receives or gives notice that his employment will terminate for any reason, either voluntarily or involuntarily, other than because of death, disability, willful misconduct or retirement under the Company's Retirement Plan, such termination will not become effective until the earlier of (i) five years from the date of the Change in Control, (ii) death, (iii) an election to take early or disability retirement benefits and (iv) age 65 (such period being referred to hereinafter as the "Termination Period"). During the Termination Period, such employee will not be required to perform any services and, in general, will be entitled to (i) compensation at an annual rate equal to 100% of the highest rate of base and incentive pay paid during the 36 months prior to the commencement of the Termination Period, including payment under employee benefit plans, subject to reduction for amounts earned from other employment, and (ii) continued coverage (or the equivalent thereof) under all pension and insurance plans offered to regular salaried employees. For purposes of such coverage, the annual rate of compensation provided for in the Agreement, before reduction for other amounts earned, will be used as the basis for determining the level of benefits under any such plan, including the Company's Retirement Plan. In addition, at the commencement of the Termination Period, unless otherwise provided by applicable law or regulation, such executive officer will become fully vested in, and any installments not then due or exercisable will become accelerated and due or exercisable under, any stock options, performance awards or other deferred compensation (including interest thereon) granted to such executive officer prior to the commencement of the Termination Period. (As noted below, in the event of a Change in Control the 1988, 1993 and 1999 Long-Term Incentive Plans provide for vesting or exercisability, as applicable, for awards of stock appreciation rights, performance shares and restricted stock; the 1988 Long-Term Incentive Plan also provides for exercisability of stock options; and the 1993 and 1999 Long-Term Incentive Plans also provide, under certain circumstances, for a cash payment with respect to the portion of a stock option which is not fully exercisable.) The Agreement may be terminated by the Company at any time upon nine months' notice, provided that no such termination will be effective if a Change in Control has occurred. For purposes of the Agreement, a "Change in Control" is deemed to have taken place (i) if The Bank of New York becomes a "subsidiary" of any "company" (as such terms are defined in the Bank Holding Company Act of 1956) (provided that this clause (i) shall not be applicable to corporate reorganizations in which the present stockholders of the Company retain their approximate ownership interest), or (ii) any person (including a corporation, partnership or other group) files a Notice of Change in Control under the Change in Bank Control Act of 1978 with respect to the Company or The Bank of New York, such Notice is not disapproved or withdrawn and such person subsequently acquires 25% or more of the voting securities of the Company or The Bank of New York. As of January 1, 1999, the annual rate of compensation payable under the terms of the Agreement to Mr. Papageorge would be $4,177,840.

SEVERANCE AGREEMENTS. The Severance Agreements for Messrs. Renyi, Hassell, Griffith and Van Saun (the "Severance Agreements") generally provide that in the event that, within 24 months following a "Change in Control" (as defined below) of the Company, such an executive officer either (i) receives notice that his employment will terminate for any reason other than death, retirement, Cause or Disability (as defined in the Severance Agreements) or (ii) gives notice that his employment will terminate for Good Reason (as defined in each Severance Agreement), such executive officer will be provided with severance pay in an amount equal to 2.99 times the "annualized includable compensation for the base period" (as defined in the Internal Revenue Code of 1986, as amended (the "Code")). However, the Severance Agreements limit the amount of such payments so that they will not be subject to an excise tax as "excess parachute payments" (as defined in the Code).

The Severance Agreements for Messrs. Renyi, Hassell and Griffith provide that in the event of a termination qualifying such executive officer for severance pay, the officer will be provided with severance pay in an amount, if greater than the severance pay described in the preceding paragraph, equal to 3 times the officer's average annual base salary plus bonus paid during the 36 months immediately preceding the month in which the Change in Control occurs, plus the lump sum actuarial equivalent of the additional benefit which the executive officer would have received under the Company's Retirement, Excess Benefit and Supplemental Executive Retirement Plans if his employment had continued for 3 additional years and he continued to receive salary and bonus payments equal to the annual salary in effect and the last bonus paid, immediately prior to the Change in Control. Should the executive be subject to the excise tax on "excess parachute payments" as a result of such payment and payments under other plans due to a Change in Control, an additional payment will be made to restore the after-tax severance payment to the same amount which the executive would have retained had the excise tax not been imposed.

The Severance Agreements, which commenced on July 8, 1997, supersede any previous severance agreements and shall continue in effect until December 31, 1999. Thereafter, they are automatically renewed each January 1st for consecutive one year periods unless terminated by either party on 90 days prior notice, provided, that notwithstanding any such notice, the Severance Agreements will continue in effect for 24 months after a Change in Control which occurs during the term or any renewal thereof. As of January 1, 1999, the severance payable under the Severance Agreements was $17,162,384 for Mr. Renyi, $6,394,093 for Mr. Hassell, $7,695,680 for Mr. Griffith and $1,526,369 for Mr. Van Saun.

OTHER EMPLOYEE BENEFIT MATTERS. In July 1994 Mr. Papageorge entered into a Tax Reimbursement Agreement with the Company. The Tax Reimbursement Agreement provides that if any payment to be made to Mr. Papageorge for compensation or benefits pursuant to the Agreement is subject to the excise tax on excess parachute payments, the Company will pay to such officer an amount such that the net amount retained by him, after deduction of any federal, state and local income tax, employment tax and excise tax shall be equal to the total amount payable pursuant to the Agreement as if the excise tax had not applied.

Under the 1988 Long-Term Incentive Plan, in the event of a Change in Control (as defined below), (i) all stock options shall become exercisable in full, (ii) all stock appreciation rights which have been outstanding for at least six months shall become exercisable in full, (iii) all performance shares shall be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash, and (iv) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock awards granted in the form of share units shall be paid in cash. Furthermore, any holder of an award who is deemed by the Compensation and Organization Committee to be a statutory officer ("insider") for purposes of
Section 16 of the Securities and Exchange Act of 1934 (the "Exchange Act"), shall be entitled, in lieu of the exercise of any stock option, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (x) in the event the Change in Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation and Organization Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such stock option, or (y) in the event the Change in Control is the result of any other occurrence, the aggregate value of the Common Stock covered by the stock option, as determined by the Compensation and Organization Committee at such time. The Compensation and Organization Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such awards as it may deem equitable and in the best interests of the Company.

Under the 1993 and 1999 Long-Term Incentive Plans, in the event of a Change in Control (as defined below), (i) the restrictions applicable to all shares of restricted stock and restricted share units shall lapse and such shares and share units shall be deemed fully vested, (ii) all restricted stock granted in the form of share units shall be paid in cash, (iii) all performance shares granted in the form of shares of Common Stock or share units shall be deemed to be earned in full, (iv) all performance shares granted in the form of share units shall be paid in cash, and (v) any participant who holds a stock option that is not exercisable in full shall be entitled to receive a cash payment as provided below with respect to the portion of the stock option which is not then exercisable. The amount of any cash payment in respect of a restricted share unit or performance share unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Compensation and Organization Committee at such time. The amount to be paid in respect of the portion of any stock option which is not exercisable shall be equal to the result of multiplying the number of shares of Common Stock covered by such portion of the stock option by the difference between (x) the per share value of Common Stock determined pursuant to the preceding sentence, or such lower price as the Compensation and Organization Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, and (y) the per share exercise price of such stock option. Notwithstanding the foregoing, if a Change in Control occurs under clause (C) of the definition thereof and (x) the voting securities of the Company outstanding immediately prior to such merger or consolidation would continue to represent more than 50% of the combined voting power of the voting securities of the Company or the surviving entity immediately after such merger or consolidation and (y) immediately after such merger or consolidation there would be no Change in Control under clause (B) of the definition thereof if the words "at least 50% thereof" were substituted for the words "a majority thereof", then no payment of cash shall be made pursuant to clause (v) of the first sentence of this paragraph and in lieu thereof all stock options shall become exercisable in full. The Compensation and Organization Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

The Company entered into a trust agreement with an independent trustee in 1988 to establish a trust (the "Trust") to provide for the payment of amounts due to Mr. Papageorge upon a Change in Control (as defined in the Agreement) of the Company. The terms of the Trust provide for the payment to Mr. Papageorge of the full amount payable to him pursuant to his Agreement described above, including all annual compensation payments due and any retirement benefits payable to him thereunder. The Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such person. The Trust is funded by the deposit of an irrevocable letter of credit in the amount of $48 million issued by an entity unaffiliated with the Company.

The Company entered into a second trust agreement with an independent trustee in 1993 to establish a trust (the "Second Trust") to provide for the payment of amounts due to Messrs. Renyi, Hassell, Griffith and Van Saun (and certain other senior executives) upon a Change in Control (as defined below) of the Company. The terms of the Second Trust provide for the payment to Messrs. Renyi, Hassell, Griffith and Van Saun (and certain other senior executives) of the severance pay payable to them pursuant to their Severance Agreements described above. The Second Trust also provides for the payment of amounts due to participants under the Company's Supplemental Executive Retirement Plan and Excess Benefit Plan which include Messrs. Renyi, Hassell, Griffith and Van Saun (and certain other senior executives). The Second Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Second Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons. The Second Trust is funded by the deposit of an irrevocable letter of credit in the amount of $108 million issued by an entity unaffiliated with the Company.

The Company entered into a third trust agreement with an independent trustee in 1994 to establish a trust (the "Third Trust") to provide for the amount due to Mr. Papageorge upon a Change in Control (as defined below) of the Company. The terms of the Third Trust provide for the payment to Mr. Papageorge of the tax reimbursement payment payable to him under the terms of the Tax Reimbursement Agreement described above. The Third Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Third Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such person. The Third Trust is funded by the deposit of an irrevocable letter of credit in the amount of $28 million issued by an entity unaffiliated with the Company.

CHANGE IN CONTROL. A "Change in Control" for purposes of the Severance Agreements of Messrs. Renyi, Hassell, Griffith and Van Saun, the Second and Third Trusts, the Supplemental Executive Retirement Plan and Excess Benefit Plan, the 1984 Stock Option Plan, the 1988, 1993 and 1999 Long-Term Incentive Plans is deemed to occur if (A) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ("Voting Securities"); or (B) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

PENSION BENEFITS

                               PENSION PLAN TABLE

                                               YEARS OF CREDITED SERVICE
                       --------------------------------------------------------------------------
REMUNERATION              15          20          25           30            35            40
------------           --------    --------    --------    ----------    ----------    ----------
$  100,000             $ 24,750    $ 33,000    $ 40,950    $   48,450    $   55,950    $   63,450
   200,000               49,500      66,000      81,900        96,900       111,900       126,900
   300,000               74,250      99,000     122,850       145,350       167,850       190,350
   400,000               99,000     132,000     163,800       193,800       223,800       253,800
   500,000              123,750     165,000     204,750       242,250       279,750       317,250
   600,000              148,500     198,000     245,700       290,700       335,700       380,700
   700,000              173,250     231,000     286,650       339,150       391,650       444,150
   800,000              198,000     264,000     327,600       387,600       447,600       507,600
   900,000              222,750     297,000     368,550       436,050       503,550       571,050
 1,000,000              247,500     330,000     409,500       484,500       559,500       634,500
 1,100,000              272,250     363,000     450,450       532,950       615,450       697,950
 1,200,000              297,000     396,000     491,400       581,400       671,400       761,400
 1,300,000              321,750     429,000     532,350       629,850       727,350       824,850
 1,400,000              346,500     462,000     573,300       678,300       783,300       888,300
 1,500,000              371,250     495,000     614,250       726,750       839,250       951,750
 1,600,000              396,000     528,000     655,200       775,200       895,200     1,015,200
 1,700,000              420,750     561,000     696,150       823,650       951,150     1,078,650
 1,800,000              445,500     594,000     737,100       872,100     1,007,100     1,142,100
 1,900,000              470,250     627,000     778,050       920,550     1,063,050     1,205,550
 2,000,000              495,000     660,000     819,000       969,000     1,119,000     1,269,000
 2,100,000              519,750     693,000     859,950     1,017,450     1,174,950     1,332,450
 2,200,000              544,500     726,000     900,900     1,065,900     1,230,900     1,395,900

Individuals listed in the Summary Compensation Table on page 11 had the following covered compensation, and years of credited service as of December 31, 1998, respectively: Thomas A. Renyi, $2,140,898, 27 years; Gerald Hassell, $936,641, 22 years; Alan R. Griffith, $1,115,769, 32 years; Deno D. Papageorge, $1,356,333, 29 years; and Bruce Van Saun $804,231, 1 year. Covered compensation consists of the average of the three highest consecutive years of combined salary and bonus paid in the last ten years, and corresponds to those amounts indicated in column (c) and the cash portion of the amounts indicated in column
(d) of the Summary Compensation Table.

For Messrs. Renyi, Hassell, Griffith, Papageorge and Van Saun, the Pension Plan Table sets forth the estimated annual pension benefit in the form of a straight life annuity payable at normal retirement age before reduction for Social Security benefits.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Company has purchased directors' and officers' liability and corporate reimbursement insurance, covering all directors and officers of the Company and all subsidiaries, from the following underwriters: National Union Fire Insurance Company of Pittsburgh, PA. and Lloyd's of London. These policies are dated December 1, 1998 at a total premium expense for a one year period of $812,290, which was paid by the Company.

CERTAIN TRANSACTIONS

In the ordinary course of business, the Company and certain of its subsidiaries have had, and expect to continue to have, banking and fiduciary transactions with a number of their directors and executive officers and their associates and members of their immediate families. Such transactions are all on bases comparable to similar transactions with others who are not within such group.

Certain of the Company's executive officers and directors and members of their immediate families are customers of the Company and its subsidiaries, and certain of the Company's executive officers and directors are executive officers, directors or beneficial owners of 10 percent or more of any class of equity securities of corporations, or members of partnerships, which are customers of or suppliers to the Company and its subsidiaries. As such customers or suppliers, their transactions were in the ordinary course of business. Such customer transactions include borrowings, all of which were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.

During 1998, John C. Malone, a director of the Company, was also Chairman and Chief Executive Officer and a holder of more than 10 percent of the equity securities of Tele-Communications, Inc. The Company made loans to Tele-Communications, Inc. and certain of its affiliated companies during 1998 and the largest aggregate amount of indebtedness outstanding at any one time during 1998 was approximately $410 million net of loans participated to the Bank. As of February 26, 1999, approximately $444 million, net of loans participated to the Bank, was outstanding to Tele-Communications, Inc. and its affiliates. In addition to the loans made by the Company, bank subsidiaries of the Company made loans to Tele-Communications, Inc. and certain of its affiliated companies. All of these loans were made for a variety of corporate purposes and bear interest at market rates of interest based on various interest rate indices.

During 1998, J. Carter Bacot, a director of the Company, was a party to a consulting agreement with the Company pursuant to which he was paid $500,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(b) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers ("Reporting Persons") to file with the Securities and Exchange Commission and the NYSE, within specified monthly and annual due dates, reports relating to their ownership of and transactions in the Company's equity securities.

Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1998, its Reporting Persons have complied with all applicable Section 16(a) filing requirements except that each of Robert J. Goebert and Robert E. Keilman inadvertently failed to timely file one report reporting one transaction and Thomas P. Gibbons inadvertently failed to timely file one report reporting two transactions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of December 31, 1998 concerning persons which to the knowledge of the Company had beneficial ownership of more than 5% of the voting securities indicated.

TITLE OF                      NAME AND                       AMOUNT AND NATURE OF    PERCENT
 CLASS               ADDRESS OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP    OF CLASS
--------    ---------------------------------------------    --------------------    --------
Common
 Stock      FMR Corp.(1)                                        73,324,002 shares      9.71%
            82 Devonshire Street
            Boston, Massachusetts 02109

---------------
(1) FMR Corp. through subsidiaries had the sole dispositive power with respect to all of the reported shares and sole power to vote 9,326,120 of such shares. Edward C. Johnson, 3rd, Chairman of FMR Corp., and members of the Edward C. Johnson, 3rd family and trusts for their benefit may be deemed to be a beneficial owner of the shares owned beneficially by FMR Corp.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP to serve as the Company's independent public accountants for the year 1999, and the shareholders will be asked to ratify such appointment at the Annual Meeting. In 1998 the fees paid to Ernst & Young LLP for all services, including their work in connection with registration statements, tax compliance and operational procedures, were approximately $3.2 million.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL TO RE-APPROVE CURRENT PERFORMANCE GOAL STANDARDS UNDER, AND APPROVE AMENDMENT TO, THE 1994 MANAGEMENT INCENTIVE COMPENSATION PLAN

In order for the Company to continue to be entitled to Federal income tax deductions for annual employee remuneration to Covered Employees exceeding $1 million, shareholders are being asked to (i) re-approve standards on which performance goals under the Company's 1994 Management Incentive Compensation Plan (the "1994 MICP") may be based, and (ii) approve an amendment revising the limit on the maximum award under the 1994 MICP to any Covered Employee. A Covered Employee is the Company's Chief Executive Officer and any employee of the Company or its subsidiaries who, in the discretion of the Compensation and Organization Committee is likely to be among the four other most highly compensated officers whose compensation is required to be reported in the Proxy Statement.

Shareholders must both re-approve the existing performance goal standards and approve the amendment for the Company to continue to be entitled to Federal income tax deductions for annual employee remuneration to Covered Employees exceeding $1 million.

  RE-APPROVAL OF PERFORMANCE GOAL STANDARDS

Shareholders are being asked to re-approve the standards on which performance goals under the 1994 MICP may be based. These performance goal standards have been contained in the 1994 MICP since the 1994 MICP was adopted by the Board of Directors on February 8, 1994 and approved by shareholders at the Company's annual meeting on May 9, 1995. Awards paid under the 1994 MICP to Covered Employees must be paid pursuant to one or more pre-established, objective performance goals. The 1994 MICP provides that performance goals may be based on
(i) the achievement by the Company of a specified target earnings per share, return on equity or net income, (ii) the achievement by a business unit of the Company of a specified target net income or market share, or (iii) any combination of the goals set forth in (i) and (ii) above.

  AMENDMENT TO THE 1994 MICP

The Board of Directors adopted an amendment to the 1994 MICP on January 12, 1999 providing that the maximum award to a Covered Employee for any plan year will be limited to 0.2% of the Company's pre-tax income for such plan year as reported to shareholders. The prior annual award limit to a Covered Employee was 200% of such person's base salary as of January 1 of such plan year. The amendment is effective as of January 1, 1999.

The following summary of the principal terms of the 1994 MICP is not complete. The complete text of the 1994 MICP appears in Annex A to this Proxy Statement:

Background. The purpose of the 1994 MICP is to promote the growth and financial interests of the Company and its subsidiaries by: (i) attracting and retaining officers and key personnel possessing outstanding ability; (ii) motivating officers and key personnel by means of performance related incentives, and (iii) providing incentive compensation opportunities which are competitive with those of other major banking companies.

The Company is only entitled to Federal income tax deductions for compensation in excess of $1 million paid to Covered Employees if the Company meets the requirements of Section 162(m) of the Code. These requirements generally provide that: (i) compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals, (ii) performance goals must be established by the Compensation and Organization Committee of the Board of Directors, (iii) the material terms under which the compensation is to be paid must be disclosed and approved by the shareholders, and (iv) prior to payment, the Compensation and Organization Committee must certify that the performance goals were in fact satisfied. The 1994 MICP contains provisions which are intended to satisfy these requirements.

General. Under the 1994 MICP, which will expire as of December 31, 2003, the Company may pay cash bonuses to employees of the Company and its subsidiaries. The aggregate amount of cash bonuses in any calendar year may not exceed 10% of the amount by which consolidated net income of the Company exceeds 7% of the Company's average shareholders' equity for that year.

The 1994 MICP is administered by the Compensation and Organization Committee of the Board of Directors, which is authorized to select employees to receive awards and determine the size, terms and conditions of such awards to the extent not provided for in the 1994 MICP. While determination of the size, terms and conditions of such awards is subjective, all employees of the Company and its subsidiaries are eligible to receive awards under the 1994 MICP.

Before the start of each year, the Compensation and Organization Committee may establish goals to determine the amount of the award, if any, to be paid to a Covered Employee. Such goals are only set for those Covered Employees who are likely to have remuneration in excess of $1 million for which the Company would not otherwise be eligible for a Federal income tax deduction. The goals may be set on the basis of: (i) the achievement by the Company of a specified target earnings per share, return on equity or net income, (ii) the achievement by a business unit of the Company of a specified target net income or market share, or (iii) any combination of the goals set forth in (i) and (ii) above.

The Compensation and Organization Committee may, in its discretion, reduce or eliminate an award to a Covered Employee notwithstanding the achievement of a specified target.

It is not possible to determine the benefits or amounts to be received under the amended 1994 MICP because all awards are made at year end based on performance during that year. The following table presents information concerning awards paid under the 1994 MICP for fiscal year 1998, to: the Chief Executive Officer and the four other most highly compensated executive officers of the Company; all current executive officers as a group; all current directors who are not executive officers as a group; and all employees including all current officers who are not executive officers, as a group.

The amounts reported below for the Chief Executive Officer and the four other most highly compensated executive officers are also included in column (d) of the Summary Compensation Table.

There would have been no difference in the amount of these awards if the amendment to the 1994 MICP had been in effect during 1998. The persons and groups identified below may receive awards and other benefits under the amended 1994 MICP in the future, however, the amount of any such awards cannot be determined at this time. Awards are generally paid each January for the prior calendar year, but have also been paid in the latter part of December of the calendar year for which they are made.

                                1998 MICP AWARDS

                                  ($)AWARDS
                                  ----------
Thomas A. Renyi(1)..............  $1,700,000
  Chairman and Chief
  Executive Officer
Gerald L. Hassell(2)............     608,000
  President
Alan R. Griffith................     720,000
  Vice Chairman
Deno D. Papageorge..............     864,000
  Senior Executive
  Vice President

                                  ($)AWARDS
                                  ----------
Bruce A. Van Saun(3)............  $  560,000
  Senior Executive
  Vice President and
  Chief Financial Officer
Executive Officer Group
  (including identified
  officers).....................   4,747,000
Non-Executive Officer Director
  Group.........................           0
Non-Executive Officer Employee
  Group.........................  32,482,500

---------------

(1) Mr. Renyi was President and Chief Executive Officer of the Company through February 6, 1998, Chairman, President and Chief Executive Officer of the Company through September 7, 1998 and effective September 8, 1998 is Chairman and Chief Executive Officer of the Company.

(2) Mr. Hassell was Senior Executive Vice President of the Company from August 1, 1998 through September 7, 1998 and effective September 8, 1998 is President of the Company.

(3) Mr. Van Saun was Executive Vice President and Chief Financial Officer of the Company from August 1, 1998 through September 7, 1998 and effective September 8, 1998 is Senior Executive Vice President and Chief Financial Officer of the Company.

The 1994 MICP or any portion thereof may be amended, suspended or terminated by the Board of Directors at any time. The 1994 MICP does not contain any change in control provisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE RE-APPROVAL OF THE PERFORMANCE GOAL STANDARDS CONTAINED IN THE 1994 MANAGEMENT INCENTIVE COMPENSATION PLAN AND THE ADOPTION OF THE AMENDMENT TO THE 1994 MICP.

SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL WITH RESPECT TO CUMULATIVE VOTING

John J. and Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who are the owners of 800 and 800 shares, respectively, of the Common Stock of the Company and both executors U/W Lewis D. Gilbert for 800 shares, both representing an additional family interest of 940 shares, have informed the Company that they intend to present the following proposal at the Annual Meeting:

          "RESOLVED: that the stockholders of Bank of New York Company, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

PROPONENTS' STATEMENT IN SUPPORT OF RESOLUTION:

"Continued very strong support along the lines we suggest were shown at the last annual meeting when 22.5%, 1,642 owners of 61,536,332 shares, were cast in favor of this proposal. The vote against included 1,614 unmarked proxies.

"California law requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio has the same provision.

"The National Bank Act provides for cumulative voting. Companies get around it by forming holding companies without cumulative voting. Banking and other authorities should question the capability of directors to be on boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have more hearings to prevent such persons becoming directors before they harm investors.

"The recent banking failures throughout the world shows the importance of cumulative voting to get better directors on the board.

"Many successful corporations have cumulative voting. Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand won two awards having cumulative voting.

"Another good example is Union Pacific, having troubles with freight shipments being back up for months. The merger with Southern Pacific was the excuse. Two years ago, Union Pacific took away cumulative voting.

"Lockheed-Martin, as well as VWR Corporation have a provision that if anyone has 40% or more of the shares cumulative voting applies.

"In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting but stockholders defeated it, showing stockholders are interested in their rights. Very successful Hewlett Packard has cumulative voting.

"If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

At the 1998 Annual Meeting, 77.5% of the votes cast were voted against this proposal. The Board of Directors continues to firmly believe that cumulative voting would not be in the best interests of the Company or its shareholders. This system would enable the holders of relatively small numbers of shares to elect one or more directors to represent their particular interests on the Board. Cumulative voting introduces the possibility of partisanship among Board members and could impair their ability to work together and function as a cohesive unit. This factor might also discourage qualified individuals from accepting an invitation to serve on the Board. To be effective, the Board of Directors must be totally attentive to the collective best interests of all shareholders and must not be responsive to the special concerns of a particular group. Under present procedure an individual can be elected to the Board only by receiving a plurality of the votes cast. The Board of Directors believes that this system has worked well, is in the best interests of all shareholders and should remain in effect.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THE SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL WITH RESPECT TO POLITICAL CONTRIBUTIONS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, who is the owner of 1,336 shares of the Common Stock of the Company, has advised the Company that she intends to present the following proposal at the Annual Meeting:

          RESOLVED: "That the stockholders of Bank of New York assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

     "(a) The handing of contribution cards of a single political party to an employee by a supervisor.

     "(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

     "(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

     "(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

     "(e) Placing a preponderance of contribution cards of one party at mail station locations."

PROPONENT'S STATEMENT IN SUPPORT OF RESOLUTION:

          REASONS: "The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entangle ments detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not Bank of NY). And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report."

          "If you AGREE, please mark your proxy FOR this resolution."

MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors believes that adoption of this proposal would not be in the best interests of the Company or its shareholders, and that the resolution is unnecessary and administratively burdensome.

The Company is already required to comply with numerous federal and state laws and regulations governing political contributions. As authorized by federal law, the Company sponsors a political action committee supported solely by voluntary contributions from employees. This provides an opportunity for employees to support candidates and public officials whose views are consistent with the Company's long-term legislative and regulatory goals regarding the financial services industry or the communities served by the Company and its subsidiaries. Policies and procedures have been established by the Company to ensure that such employee contributions are entirely voluntary.

The Company strongly believes that federal and state regulations, along with its own policies and procedures, adequately address the issues raised by the proposal.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THE SHAREHOLDER PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

In accordance with the rules of the Securities and Exchange Commission (the "SEC"), shareholders who intend to present proposals at the 2000 Annual Meeting of Shareholders must submit such proposals in time for them to be received by the Company on or before November 30, 1999, for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. A shareholder proposal submitted outside the process of SEC Rule 14a-8 is considered untimely if it is not received by February 15, 2000.

                                          PHEBE C. MILLER
                                          Secretary

March 31,1999

                                                                         ANNEX A

                  1994 MANAGEMENT INCENTIVE COMPENSATION PLAN

               OF THE BANK OF NEW YORK COMPANY, INC., AS AMENDED

1. PURPOSE. The purpose of the 1994 Management Incentive Compensation Plan of The Bank of New York Company, Inc. (the "Plan") is to promote the financial interests of The Bank of New York Company, Inc. (the "Company") and its subsidiaries, including its growth, by (i) attracting and retaining officers and key personnel possessing outstanding ability; (ii) motivating officers and key personnel by means of performance-related incentives; and (iii) providing incentive compensation opportunities which are competitive with those of other major banking companies.

2.  DEFINITIONS.  The following definitions are applicable to the Plan:

"Average Shareholders' Equity" means the average of the daily amounts of shareholders' equity during the Plan Year as shown on the Company's consolidated balance sheet.

"Board of Directors" means the Board of Directors of the Company.

"Compensation Committee" means the Compensation and Organization Committee of the Board of Directors.

"Covered Employee" means, for any Plan Year, the Company's Chief Executive Officer (or an individual acting in such capacity) and any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for such Plan Year.

"Incentive Fund" means the amount available for awards under the Plan with respect to each Plan Year. Such amount shall in no event, however, exceed 10% of the amount by which Income exceeds 7% of the Average Shareholders' Equity for the Plan Year.

"Income" for any year means the consolidated net income of the Company for such year, as reported to shareholders. This amount shall be adjusted to exclude to the extent, if any, determined by the Compensation Committee, unusual or non-recurring items of income and expense.

"Participant" means an employee of the Company or its subsidiaries who is selected to participate in the Plan.

"Plan Year" means the calendar year.

3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee, which shall in no event have as a member a person entitled to an award under the Plan. A majority of the Compensation Committee shall constitute a quorum, and the acts of a majority of the members present, or acts approved in writing by a majority of the Compensation Committee without a meeting, shall be the acts of the Compensation Committee.

Subject to the express provisions of the Plan, the Compensation Committee shall have authority to:

          (i) select the Participants;

          (ii) determine the size of the awards to be made under the Plan, subject to Section 5 hereof; and

          (iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

4. PARTICIPATION. Participants in the Plan shall be selected for each Plan Year from those employees of the Company and its subsidiaries who have contributed, or have the capacity for contributing, in a substantial measure to the successful performance of the Company for that Plan Year. No director who is not an employee of the Company or any of its subsidiaries may be a Participant in the Plan. No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.

5. MAXIMUM AMOUNT AVAILABLE FOR AWARDS. The maximum amount which may be paid as awards for any Plan Year shall be limited to the amount of the Incentive Fund for that year. If the accounting rules or principles to which the Company is subject are changed, or if the Company elects to change its method of accounting, after the effective date of the Plan so as to materially change, in the judgment of the Compensation Committee, the manner in which Income is determined, the Compensation Committee may make such adjustments as it deems advisable in order to arrive at substantially the same amounts as would have been derived if the accounting rules, principles or methods applicable on the effective date of the Plan were in effect. The amount of the Incentive Fund shall be computed by the Company in accordance with the Plan.

6. DETERMINATION OF AWARDS. Subject to the provisions of Section 5 hereof, (i) the Compensation Committee, with the approval of the Board of Directors, shall determine the total amount of awards for each Plan Year, and (ii) the Compensation Committee shall determine the award for each Participant, taking into consideration, as it deems appropriate, the individual performance for the Plan Year of the Participant.

7. AWARDS TO COVERED EMPLOYEES. Notwithstanding anything contained herein to the contrary, the award for any Plan Year to a Participant who is a Covered Employee may be determined on the basis of (A) the achievement by the Company of a specified target earnings per share, return on equity or net income, (B) the achievement by a business unit of the Company of a specified target net income or market share, or (C) any combination of the goals set forth in (A) and (B) above. If an award is made on such basis, the Compensation Committee shall establish such goals prior to the beginning of the Plan Year (or such later date as may be prescribed by the Internal Revenue Service for purposes of Section 162(m) of the Internal Revenue Code). The Compensation Committee may, in its discretion, reduce or eliminate an award to a Covered Employee, notwithstanding the achievement of a specified target. Awards to each Covered Employee for each Plan Year will be limited to 0.2% of the Company's pre-tax income for such Plan Year as reported to shareholders. An award for a Plan Year to a Participant who is a Covered Employee may, in the discretion of the Compensation Committee, provide that in the event of the Participant's termination of employment during the Plan Year for any reason, such award will be payable only (A) if the applicable target is achieved and (B) to the extent, if any, as the Compensation Committee shall determine. Any award paid with respect to a Plan Year under this Section shall not be subject to the provisions of Section 5, 6 or 9 hereof, but shall reduce the amount of the Incentive Fund for such Plan Year.

8. PAYMENT OF AWARDS. Awards under the Plan shall be paid in cash within 90 days of the close of the Plan Year.

9. TERMINATION OF EMPLOYMENT. A Participant shall not be entitled to receive payment of an award, unless the Compensation Committee determines otherwise, if at any time prior to payment of the award (i) the Participant's employment terminates for any reason, including retirement, or (ii) the Participant gives or receives notice of termination for any reason, including retirement.

10. NO ASSIGNMENTS AND TRANSFERS. A Participant shall not assign, encumber or transfer his rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.

11. NO RIGHTS TO AWARDS OR EMPLOYMENT. No employee of the Company or its subsidiaries or other person shall have any claim or right to be granted an award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its subsidiaries.

12. WITHHOLDING TAX. The Company shall deduct from all amounts paid any taxes required by law to be withheld with respect to such payments.

13. AMENDMENT OR TERMINATION. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time.

14.  EFFECTIVE DATE.  The Plan shall be effective as of January 1, 1994.

15. TERM. Subject to earlier termination pursuant to the provisions of Section 13, the Plan shall have a term of ten years from its effective date.

 -----------------------------------------------------------------------------
|  THE               |             TWO NEW WAYS TO VOTE YOUR PROXY            |
| BANK OF            |                                                        |
|   NEW              |               VOTE BY TELEPHONE OR INTERNET            |
|  YORK              |              24 HOURS A DAY - 7 DAYS A WEEK            |
|  COMPANY, INC.     |   SAVE YOUR COMPANY MONEY - IT'S FAST AND CONVENIENT   |
 -----------------------------------------------------------------------------


                                   TELEPHONE
                                   ---------
                                 800-850-0563

             o Use any touch-tone telephone.

             o Have your Proxy Form in hand.

             o Enter the Control Number located in the box below.

             o Follow the simple recorded instructions.

                                      OR

                                   INTERNET
                                   --------

               http://proxy shareholder.com/bk

             o Go to the website address listed above.

             o Have your Proxy Form in hand.

             o Enter the Control Number located in the box below.

             o Follow the simple instructions.

                                      OR

                                     MAIL
                                     ----

           o Mark, sign and date your Proxy Card.

           o Detach card from Proxy Form.

           o Return the card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

                                 800-650-0563
                            CALL TOLL-FREE TO VOTE

                        -------------------------------
                       |                               |
                       |        CONTROL NUMBER         |
                       | FOR TELEPHONE/INTERNET VOTING |
                        -------------------------------

  V  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET  V

 -----
|     |
 -----


                    Dated _______________________________________________, 1999


                    ___________________________________________________________


                    ___________________________________________________________
                                    Signature of Shareholder(s)

                    ___________________________________________________________
                                    Signature of Shareholder(s)

                    ___________________________________________________________

                    VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK        [X]

SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.












-------------------------------------------------------------------------------
            MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3:
-------------------------------------------------------------------------------

 1. ELECTION OF DIRECTORS:

                                                FOR    WITHHOLD   EXCEPTIONS*
    Nominees: Messrs. 01 - Bacot, 02 - Barth,   [ ]       [ ]         [ ]
    03 - Biondi, 04 - Chaney, 05 - Griffith,
    06 - Hassell, 07 - Kogan, 08 - Luke,
    09 - Malone, 10 - Miller, 11 - Papageorge,
    12 - Ms. Rein, Messrs. 13 - Renyi,
    14 - Richardson and 15 - Roberts

                                                FOR     AGAINST     ABSTAIN
 2. Ratification of Auditors.                   [ ]       [ ]         [ ]

                                                FOR     AGAINST     ABSTAIN
 3. Approval of amendment to, and re-approval   [ ]       [ ]         [ ]
    of performance standards set forth in the 1994 MICP.

    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME ON THE FOLLOWING BLANK LINE.)



    Exceptions* ____________________________________________

------------------------------------------------------------------------------

    I agree to access future Proxy Statements                   [ ]
    and Annual Reports electronically.

------------------------------------------------------------------------------
            MANAGEMENT RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5:
------------------------------------------------------------------------------

                                                 FOR     AGAINST     ABSTAIN
 4. Shareholder Proposal regarding cumulative    [ ]       [ ]         [ ]
    voting rights to be accorded to
    shareholders.

                                                 FOR     AGAINST     ABSTAIN
 5. Shareholder Proposal relating to political   [ ]       [ ]         [ ]
    contributions.
------------------------------------------------------------------------------

    Address Change and/or Comments Mark Here                    [ ]

                                               |
                                             --

                    Please sign exactly as the name appears hereon. If stock is held in names of joint owners, each should sign.

                       THE BANK OF NEW YORK COMPANY, INC.
                      ONE WALL STREET, NEW YORK, NY 10286
                                     PROXY

     This Proxy Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Robert J. Goebert, Thomas J. Mastro and Deno D. Papageorge as proxies each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all the shares of the Common Stock of The Bank of New York Company, Inc. held of record by the undersigned on March 22, 1999 at the Annual Meeting of Shareholders to be held on May 11, 1999 or any adjournment thereof.

     Unless otherwise specified, this proxy, when properly executed, will be voted FOR the election of all nominees for directors, FOR proposal (2), FOR proposal (3), AGAINST proposal (4) and AGAINST proposal (5). In their discretion, the proxies are authorized to vote upon such other business as may come before the Meeting.


                                 THE BANK OF NEW YORK COMPANY, INC.
                                 P.O. BOX 11198
                                 NEW YORK, N.Y. 10203-0198


Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.